Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV REPORTS 2006 FIRST QUARTER RESULTS
PROVIDENCE, RHODE ISLAND, May 9, 2006 — LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the quarter ended March 31, 2006.
Net revenues for the first quarter of 2006 increased 28% to $100.8 million compared to net revenues of $78.8 million in the first quarter of 2005. Net revenues in 2006 include revenue from seven stations acquired in 2005. On a pro forma basis as if the acquisition of these seven stations had occurred January 1, 2005, pro forma net revenues increased 5% in the first quarter of 2006 compared to the first quarter of 2005. Total operating costs for the first quarter of 2006 were $92.0 million compared to total operating costs of $70.3 million for the first quarter of 2005. Expenses for the first quarter of 2006 included the stations acquired in 2006 and include $1.9 million and $1.1 million of stock-based compensation for the quarters ended March 31, 2006 and 2005, respectively, pursuant to SFAS 123(R), “Share Based Payment”. Operating income for the first quarter of 2006 was $8.8 million compared to operating income of $8.5 million for the first quarter of 2005.
Net loss for the first quarter of 2006 was $4.3 million, or $0.09 per diluted share, compared to a net loss of $10.3 million, or $0.20 per diluted share, in the first quarter of 2005. The net loss for the first quarter of 2005 included a pre-tax $12.3 million loss on the early extinguishment of debt and a $4.8 million tax benefit. Direct operating and selling, general and administrative expenses, which exclude depreciation and amortization of intangible assets, were $66.8 million in the first quarter of 2006 compared to $51.2 million in the first quarter of 2005. Amortization of program rights increased to $7.4 million in the first quarter of 2006 from $5.9 million in the first quarter of 2005, and depreciation and amortization of intangible assets increased to $12.0 million in the first quarter of 2006 from $8.0 million in the comparable 2005 period. Corporate overhead expense increased to $5.8 million in the first quarter of 2006 from $5.3 million in the first quarter of 2005.
Capital expenditures in the first quarter of 2006 were $1.2 million compared to $1.5 million in the comparable 2005 period. The Company received $1.0 million in capital distributions from equity investments for the quarter ended March 31, 2006 compared to $3.1 million in the comparable 2005 period.
CEO Comment
Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said “LIN TV is off to a good start in 2006. Our revenue growth of 28% was driven by the stations we acquired last year and by organic revenue growth at our other stations. The Olympics provided an advertising catalyst at our NBC stations in the first quarter, and we expect the demand for political advertising to drive results in the second half of 2006. In addition, we were pleased that the seven stations we acquired in 2005 led our growth in the first quarter of 2006. We used our cash flow to both reduce amounts outstanding under our credit facility and to repurchase our class A common stock.”
Balance Sheet
Total debt outstanding on March 31, 2006 was $973.2 million and cash and cash equivalent balances were $6.3 million on March 31, 2006. The Company’s net consolidated leverage as defined in its credit facility was approximately 7.1x as of March 31, 2006.
Guidance
Based on current pacings, LIN TV expects that second quarter revenue will increase in the mid teens compared to net revenue of $99.0 million for the second quarter of 2005. The Company expects same station revenue (on a pro forma basis as if the acquisition of the seven stations had occurred January 1, 2005) to be flat from the second quarter of 2005, as advertising revenue growth is expected to be offset by a decline in network compensation. Expense guidance for the full year 2006 is as follows:

Direct operating and SG&A expenses*	Approximately $273-$276 million
Program amortization	Approximately $31-$33 million
Cash payments for programming	Approximately $30-$32 million
Cash interest expense	Approximately $57-$59 million
Corporate overhead**	Approximately $22-$24 million
Depreciation and amortization of intangible assets	Approximately $39-$41 million
Capital expenditures	Approximately $23-$25 million
Cash taxes	Approximately $7-$10 million

*	Includes approximately $3.1 million of non-cash stock-based compensation expense.

**	Includes approximately $4.9 million of non-cash stock-based compensation expense.
The guidance set forth above supersedes all expense guidance for the full year 2006 previously issued by the Company and all such previous guidance should no longer be relied upon.

About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KSCW-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the NBC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
Conference Call
LIN TV will hold a conference call to discuss its first quarter 2006 results TODAY, Tuesday, May 9, 2006, at 8:30 am ET. To participate in the call, please call (719) 457-2641 (U.S. callers) or (800) 946-0712 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 8083004. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until May 16, 2006 at midnight ET. The replay can be accessed by dialing (719) 457-0820 (U.S. callers) or (888) 203-1112 (international callers), and using reference code 8083004.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including the information under the captions “CEO Comment” and “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended March 31,
	2006	2005
Net revenues	$100,814	$78,844
Operating costs and expenses:
Direct operating (excluding depreciation of $10.6 million and $7.8 million for the three months ended March 31, 2006 and 2005, respectively)	33,347	26,416
Selling, general and administrative	33,476	24,762
Amortization of program rights	7,418	5,855
Corporate	5,772	5,255
Depreciation and amortization of intangible assets	11,952	8,039

Total operating costs	91,965	70,327

Operating income	8,849	8,517
Other (income) expense:
Interest expense, net	16,748	10,910
Share of income in equity investments	(1,580)	(246)
Minority interest in loss of Banks Broadcasting	(239)	(212)
(Gain) loss on derivative instruments	(1,046)	501
Loss on extinguishment of debt	—	12,309
Other, net	10	401

Total other expense, net	13,893	23,663

Loss before benefit from income taxes	(5,044)	(15,146)
Benefit from income taxes	(725)	(4,826)

Net loss	$(4,319)	$(10,320)

Basic and diluted loss per common share:
Net loss	$(0.09)	$(0.20)
Weighted — average number of common shares outstanding used in calculating basic and diluted loss per common share	50,787	50,512

LIN TV Corp.
Unaudited Supplemental Financial Data
(in thousands)

	As of March 31,
	2006	2005
Supplemental Financial Data:
Debt outstanding	$973,233	$706,838
Cash and cash equivalents	6,338	3,219

	Three Months Ended March 31,
	2006	2005

Capital expenditures	1,190	1,544
Program rights payments	7,208	6,346
Distributions from equity investments	1,018	3,055
Cash taxes, net	425	256

Stock-based compensation:
Direct operating expense	313	—
Selling, general and administrative	525	145
Corporate	1,095	983

Total	$1,933	$1,128

Interest Expense Components:
Credit Facility	$4,829	$2,007
$375,000 6 1/2% Senior Subordinated Notes	6,094	5,209
$190,000 and $0 as of March 31, 2006 and 2005, respectively,	3,088	—
6 1/2% Senior Subordinated Notes — Class B $125,000, 2.50% Exchangeable Senior Subordinated Debentures	781	781
$0 as of March 31, 2006 and 2005, 8% Senior Notes	—	1,356
Other interest income, net	(206)	(213)

Interest expense before amortization of discount and deferred financing fees	14,586	9,140
Amortization of discount and deferred financing fees	2,162	1,770

Total interest expense, net	$16,748	$10,910

The following sets forth pro forma information as if the acquisition of the seven television stations had occurred on January 1, 2005:
Net revenues	$100,814	$95,733
Operating income	8,849	7,919
Net loss	(4,319)	(13,243)
Basic and diluted loss per common share:
Net loss	$(0.09)	$(0.26)
Weighted — average number of common shares outstanding used in calculating basic and diluted loss per common share	50,787	50,512
Supplemental pro forma information:
Depreciation and amortization of intangible assets	$11,952	$10,128
Amortization of program rights	7,418	9,408
Payments of program rights	7,208	9,070